Exhibit 10.47

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of March 31, 2017 (the “Effective Date”), by and among Napo Pharmaceuticals, Inc., a Delaware Corporation (“Napo” or the “Company”), Kingdon Associates (“Kingdon Associates”), M. Kingdon Offshore Master Fund L.P. (“Kingdon Offshore Master Fund”), Kingdon Family Partnership, L.P. (“Kingdon Family Partnership”), and Kingdon Credit Master Fund L.P. (“Kingdon Credit Master Fund” and, together with Kingdon Associates, Kingdon Offshore Master Fund, Kingdon Family Partnership and any other party purchasing Notes (as defined below) pursuant to this Agreement, collectively, the “Purchasers” and each, a “Purchaser”).  This Agreement shall amend and restate that certain Note Purchase Agreement, dated December 30, 2016 (the “Original Effective Date”), by and among the Company and the Purchasers (the “Original Agreement”).

The Original Agreement is hereby amended and restated in its entirety to read as follows:

Section 1.              Definitions.

1.1.       Certain Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such person and any pooled investment vehicle now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

“Amended and Restated Security Agreement” shall mean the Amended and Restated Security Agreement in the form attached hereto as Exhibit D.

“Board of Directors” means the Board of Directors of Napo.

“Certificate” means Napo’s Certificate of Incorporation, as may be amended, restated or modified from time to time.

“Collateral” has the meaning ascribed thereto in the Security Agreement.

“Excluded Stock” shall mean (a) shares of Common Stock and options, warrants or other rights to purchase Common Stock or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to Napo pursuant to stock grants, restricted stock purchase agreements, option plans, Napo’s Equity Incentive Plan, purchase plans, incentive programs or any other similar arrangement; (b) securities issued in connection with research and development partnerships, licensing, corporate partnering, collaborative arrangements or similar transactions; provided, however, such transaction is primarily for non-equity purposes; (c) securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions; (d) shares of Common Stock issuable upon the exercise or conversion or vesting of any rights to acquire Common Stock outstanding as of the Closing Date; and (e) shares of Common Stock or rights to acquire Common Stock issued or issuable in connection with the settlement of existing debt of Napo.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any Federal, state, local, foreign, political subdivision, court, administrative agency, commission or department or other governmental authority, regulatory body or instrumentality.

“Including (or includes)” and words to the same or similar effect shall be interpreted and construed to mean including without limitation (or includes without limitation).

“Intercreditor Agreement” means that certain Limited Inventory Subordination Agreement, dated as of the Original Effective Date by and among Napo, the Purchasers, Nantucket Investments Limited, the lenders under the Nantucket Financing Agreement (as defined therein), Dorsar Investment Company, Alco Investment Company and Two Daughters LLC.

“Jaguar” means Jaguar Animal Health, Inc., a Delaware corporation.

“Jaguar Average Closing Price” means, as of a particular date (the “Valuation Date”), (a) the volume weighted average of the closing prices of Jaguar Common Stock as reported on Nasdaq for the thirty (30) consecutive Trading Days up to and including the Trading Day on the third Trading Day prior to the Valuation Date; or (b) if the Jaguar Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the volume weighted average of the closing prices of Jaguar Common Stock as reported on the Bulletin Board or such other quotation system or association for the thirty (30) consecutive Trading Days up to and including the Trading Day on the third Trading Day prior to the Valuation Date.

“Jaguar Common Stock” means shares of Jaguar’s common stock, no par value, together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise.

“Kingdon Pro Rata Portion” means with respect to each Kingdon Purchaser in a Subsequent Closing, the percentage set forth next to such Kingdon Purchaser’s name in Exhibit B.

“Kingdon Purchasers” means Kingdon Associated, Kingdon Offshore Master Fund, Kingdon Family Partnership and Kingdon Credit Master Fund.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lien” means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, conditional sale or title retention agreement, or lessor’s interest under a capitalized lease or analogous instrument, in, of or on any of a Person’s property (whether held on the date hereof or hereafter acquired).

“Material Adverse Effect” means any change, effect, circumstance, development, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to or have a material adverse effect on the business, assets, liabilities, properties, results of operations or business relationships of Napo.

“Merger” means the merger of Napo into Merger Sub pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated March    , 2017, by and among Napo, Jaguar and Merger Sub, an executed copy of which is attached hereto as Exhibit C.

“Merger Effective Date” means the date on which the Merger is consummated.

“Nantucket” means Nantucket Investments Limited.

“Napo Merger Representations and Warranties” means all of the representations and warranties provided by Napo to Jaguar and Merger Sub in the Merger Agreement (as modified by the disclosure schedules attached thereto).

“Nasdaq” means The Nasdaq Capital Market.

“NDA” means that certain Nondisclosure Agreement, dated as of September 9, 2016, by and between Jaguar and Kingdon Capital Management, L.L.C., as amended, modified or supplemented from time to time.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Permitted Liens” means:

(a)     Liens granted pursuant to the Security Agreement;

(b)     Liens for taxes, assessments and governmental charges;

(c)     Liens imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business;

(d)     Liens described on Schedule 1.1(a);

(e)     deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts and statutory obligations or (iii) obligations on surety or appeal bonds;

(f)      easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto;

(g)     Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(h)     the title and interest of a lessor or sublessor in and to personal property leased or subleased;

(i)      licenses of intellectual property;

(j)      judgment Liens securing judgments which do not constitute an Event of Default hereunder;

(k)     rights of set-off or bankers’ Liens upon deposits of cash in favor of banks or other depository institutions; and

(l)      Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums.

“Required Purchasers” means the Purchasers holding a majority of the outstanding principal amount of all of the then-outstanding Notes.

“Riverside” means MEF I, LP, a Delaware limited partnership, Riverside Merchant Partners LLC, a New York limited liability company, and their respective Affiliates.

“Riverside Debt” has the meaning assigned thereto in Section 5.3.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any rules or regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Original Effective Date, by Napo in favor of Kingdon Capital Management L.L.C. as amended, modified or supplemented from time to time.

“Settlement Agreement” means that certain Settlement and Discounted Payoff Agreement dated as of March    , 2017 by and among (i) the lenders party to that certain Financing Agreement dated as of October 10, 2014 by and among such lenders, Nantucket, as Collateral Agent and Administrative Agent for such lenders and Napo, (ii) Nantucket, as Administrative Agent and Collateral Agent and (iii) Napo, in the form attached hereto as Exhibit E, as amended, modified or supplemented from time to time (in each case, only to the extent that such amendment, modification or supplement to the Settlement Agreement is first approved by the Requisite Purchasers).

“Surviving Entity” means Napo, as the surviving entity of the Merger and a wholly-owned subsidiary of Jaguar.

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, business license, payroll, employment, excise, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value-added, alternative or add-on minimum, estimated or other tax.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Tax Return” means any return, declaration, form, report, claim for refund or information return or statement required to be filed with any Taxing Authority with respect to Taxes.

“Trading Day” means any day on which Nasdaq is open for business.

“Transaction Documents” means this Agreement, the Notes issued pursuant hereto, Intercreditor Agreement, Deposit Account Control Agreement, Security Agreement, Settlement Agreement, and any other agreement directly relating hereto including without limitation any documents delivered by the Company or Jaguar in connection with the signing or closing of this transaction.

Section 2.              Sale of Notes.

2.1.       Authorization of the Notes.  Napo has authorized the issuance and sale to each Purchaser of Convertible Promissory Notes containing the terms and conditions and in the forms set forth in Exhibit A attached hereto (as amended, supplemented, replaced or otherwise modified from time to time, collectively, the “Notes” and individually, a “Note”); provided that, for all purposes under this Agreement, as of and following the Subsequent Closing, all references to (a) the Notes shall mean the Notes of the Surviving Entity, and (b) all references to Napo shall mean the Surviving Entity.  Notwithstanding the foregoing, in no event may the aggregate outstanding original principal amount of the Notes outstanding exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) at any one time (the “Maximum Principal Amount”).

2.2.       Initial Closing.  On the Original Effective Date, subject to the terms and conditions set forth herein, at the Initial Closing (as defined below), Napo sold to the Purchasers, and the Purchasers (severally, and not jointly) purchased from Napo, Notes having an aggregate original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) which were allocated among the Purchasers as set forth on Exhibit B attached hereto for an aggregate purchase price of Two Million Dollars ($2,000,000), paid by wire transfer of immediately available funds.  The initial closing of the transactions contemplated hereunder (the “Initial Closing”) took place on the Original Effective Date.  At the Initial Closing, the applicable parties entered into the other Transaction Documents.  For the avoidance of doubt, all Notes issued in the Initial Closing shall be subject to the terms and conditions of this Agreement and all Notes shall be issued in the form attached hereto (in each case on as amended hereby), provided that the Original Effective Date shall apply in respect of the computation of interest on the Notes issued in the Initial Closing.

2.3.       Subsequent Closings.

(a)           Upon written request of Napo specifying the wire transfer instructions pursuant to which such purchase price shall be funded, (i) simultaneously with the closing of the Merger, and with effect as of immediately prior to the closing of the Merger, and subject to the satisfaction of each of the conditions set forth in Section 2.3(b), each Kingdon Purchaser shall (severally, and not jointly) purchase its Kingdon Pro Rata Portion of additional Notes with an aggregate original principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) for an aggregate purchase price of Six Million Dollars ($6,000,000) and (ii) [Reserved]; provided that in no event shall, after giving effect to any such sale, the aggregate outstanding original principal amount of all Notes exceed the Maximum Principal Amount (each such purchase, a “Subsequent Closing”), and provided further that each Purchaser shall be offered terms in respect of its participation in Subsequent Closing(s) which are at least as favorable as the terms applicable to any other purchaser of the Notes (a “Subsequent Purchaser”) in a Subsequent Closing.  Following each such Subsequent Closing, Exhibit B hereto shall be amended to include the Notes purchased by the applicable Purchasers at such Subsequent Closing.

(b)           Without limitation of the foregoing, the obligations to the Purchasers to purchase Notes at the Subsequent Closing shall be conditioned upon the satisfaction of the following:

(i)            The satisfaction of each of the conditions set forth in Article 8 of the Merger Agreement (and any condition therein satisfied by a waiver of the applicable party thereto shall only be deemed to satisfy this Section 2.3(b)(i) to the extent that such waiver has been explicitly agreed to by the Required Purchasers);

(ii)           (A) The satisfaction of each of the conditions set forth in the Settlement Agreement other than (1) payment of the Cash Payment Amount (as defined in the Settlement Agreement), (2) consummation of the Merger and (3)

those conditions set forth therein which are subject to the consummation of the Merger (and any condition therein satisfied by a waiver of the applicable party thereto shall only be deemed to satisfy this Section 2.3(b)(ii) to the extent that such waiver has been explicitly agreed to by the Required Purchasers), and (B) the delivery by Nantucket, in its capacity as Administrative Agent and Collateral Agent under the Settlement Agreement, to the Kingdon Purchasers of a confirmation letter in the form attached hereto as Exhibit F;

(iii)          The entry into the Amended and Restated Security Agreement in the form attached hereto as Exhibit D;

(iv)          All of the representations and warranties of Napo under this Agreement and each Transaction Document shall be true and correct in all material respects as of the date of the Subsequent Closing;

(v)           Napo shall have performed in all material respects all of the covenants to be performed by it under this Agreement and any other Transaction Document

(vi)          All parties to the Transaction Documents (other than the Purchasers) shall have provided their counterpart signatures thereto;

(vii)         The receipt of any waivers reasonably requested by the Purchasers in respect of the transactions contemplated by this Agreement;

(viii)        All of the representations and warranties of Jaguar under any Transaction Document to which it is a party shall be true and correct in all material respects as of the date of the Subsequent Closing; and

(ix)          Jaguar shall have performed in all material respects all of the covenants to be performed by it under any Transaction Document to which it is a party.

2.4.       Deposit Account Control Agreement.

(a)           Napo shall cause an additional bank account (the “New Account”) to be opened with Bridge Bank or another bank reasonably acceptable to Napo, the Collateral Agent (as defined in the Intercreditor Agreement) and the Required Purchasers (the “Deposit Bank”), and in respect of which New Account the parties thereto (including, without limitation, the Purchasers, Napo, the Collateral Agent and the Deposit Bank) shall enter into a deposit account control agreement, on customary terms and conditions (and based upon a form of such agreement provided by the Deposit Bank) (the “Deposit Account Control Agreement”).  Napo and the Purchasers shall use their respective commercially reasonable efforts to establish such New Account at the Deposit Bank and enter into such Deposit Account Control Agreement no later than March 31, 2017.

(b)           Following the Merger, Napo shall use commercially reasonable efforts to enter into a Deposit Account Control Agreement within 60 days following the closing of the Merger

Agreement, on customary terms and conditions (and based upon a form of such agreement provided by the applicable bank), in respect of each existing bank account of Napo (other than Excluded Accounts (as defined on Exhibit B to the Security Agreement)), in each case to the extent necessary or advisable to perfect the Purchaser’ security interest in such bank accounts.

2.5.       OID Legend. The face page of each Note shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. PURSUANT TO TREASURY REGULATION SECTION 1.1275-3, A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: 201 MISSION STREET, SUITE 2375, SAN FRANCISCO, CA 94105, ATTENTION: CHIEF EXECUTIVE OFFICER.”

Section 3.              Napo Representations and Warranties.  Napo (on behalf of itself and its successors, including, without limitation, the Surviving Entity) hereby makes the following representations and warranties to each Purchaser as of the date hereof and the Initial Closing and to each Subsequent Purchaser on the date hereof and as of each Subsequent Closing:

3.1.       Organization. Napo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Napo has all licenses, permits and authorizations necessary to own its respective properties and to carry on its businesses as now being conducted, except as would not reasonably be expected to have a Material Adverse Effect.

3.2.       Corporate Power. Napo has the requisite corporate power and authority to execute, deliver and carry out the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed, delivered or carried out by Napo hereunder. Napo (a) has all requisite corporate power and authority under the Laws of its jurisdiction of incorporation to own and operate its properties and to carry on its businesses as now conducted; and (b) is in compliance with all applicable Laws and Orders by which any of its properties or assets are bound except as would not reasonably be expected to have a Material Adverse Effect.

3.3.       Authorization, Governmental Approvals. The execution and delivery of this Agreement and the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof to be executed and delivered by Napo and the consummation by Napo of the transactions herein and therein contemplated to be consummated by Napo have each been duly authorized by all necessary corporate action on the part of Napo. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any Person, court or Governmental Authority for (a) the valid execution and delivery of this Agreement by Napo, (b)

the execution and delivery by Napo of the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof and to be executed and delivered by Napo, (c) the execution, issuance and delivery by Napo of the Notes, or (d) the consummation by Napo of the transactions herein and therein contemplated to be consummated by Napo, in each case other than as has been made or obtained as of the date hereof.

3.4.       Conflict with Other Instruments. Neither the execution and delivery by Napo of the Transaction Documents or the other instruments, documents and agreements contemplated or required hereby or thereby, nor the Merger or the consummation of the transactions herein or therein contemplated to be consummated by Napo, nor the performance of or compliance by Napo with the terms, conditions and provisions hereof or thereof, with or without the passage of time or giving of notice, shall conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate, any organizational document of Napo, any Law or Order applicable to Napo, or any agreement or instrument to which Napo is a party or by which it or any of its respective properties is bound or would constitute a default thereunder or result in the creation or imposition of any Lien upon any of the properties or assets of Napo or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Napo, its business or operations or any of its assets or properties, in each case except as would not reasonably be expected to have a Material Adverse Effect.

3.5.       Validity and Binding Effect. The Transaction Documents which Napo is required to execute and all other instruments and agreements contemplated hereby or thereby to which Napo is a party have been duly and validly executed and delivered by Napo and constitute legal, valid and binding obligations of Napo, and all such obligations of Napo are enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.

3.6.       Litigation.  There is no action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority pending or, to Napo’s knowledge, threatened by or against Napo or any of its property or assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

3.7.       Tax Returns and Payments.  Napo has duly and timely filed all material Tax Returns required to have been filed by it and there are no material Taxes due and payable by Napo which have not been timely paid.  There have been no examinations or audits of any Tax Returns by any applicable Governmental Authority.

3.8.       Financial Statements. As of the date hereof and the Initial Closing, Napo has provided to the Purchasers copies of the unaudited balance sheets of Napo as of June 30, 2016 and the related income statements for the six-month period then ended (the foregoing balance sheets and income statements, collectively, are herein referred to as the “Unaudited Financial Statements”).  As of each Subsequent Closing, Napo will have made available to the Purchasers copies of the balance sheets of Napo and the related income statements as set forth in the most recent Registration Statement on Form S-4 related to the Merger as filed with the SEC (the foregoing balance sheets and income statements, collectively, are herein referred to as the “S-4 Financial Statements”, and together with the Unaudited Financial Statements are herein referred to as the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of Napo as of the times and for the periods referred to therein.

3.9.       No Indebtedness.  After giving effect to the transactions contemplated by the Settlement Agreement, except as set forth in Schedule 3.9, Napo does not have any indebtedness.

3.10.    Liens.  Except for Permitted Liens, the security interests created pursuant to the Security Agreement will constitute legal, valid perfected first priority Liens and security interests in all of the Collateral, and will not be subject to any superior Liens.

3.11.    Affiliate Transactions.  Except as set forth on Schedule 3.11 hereto and except for customary employment agreements and compensatory equity grants, no officer, director or Affiliate of Napo or any  of their respective immediate family members, is a party to any agreement, contract, commitment or transaction with Napo or has any interest in any property used by Napo.

3.12.    Brokers. No brokers were used by Napo in connection with the transactions contemplated hereby.

3.13.    Napo Merger Representations and Warranties.  Napo further represents and warrants that all of the Napo Merger Representations and Warranties are true and correct in all material respects as of the date hereof and the date of the Subsequent Closing.

3.14.    Subsequent Purchasers.  No Subsequent Purchaser has made a purchase of convertible debt securities of Napo since the date of the Initial Closing that includes terms or benefits which are more favorable to such Subsequent Purchaser than the terms applicable to the Note.

Section 4.              Napo Affirmative Covenants.  Unless the Required Purchasers otherwise agree, Napo (on behalf of itself and its successors, including, without limitation, the Surviving Entity) hereby covenants to the following for so long as any principal or interest under any Note remains unpaid:

4.1.       Use of Proceeds. Until the Merger, Napo shall use the proceeds of the Notes issued at the Initial Closing and Subsequent Closings (a) solely in connection with the direct costs of building and buying inventory, (b) to pay costs and expenses incurred in connection with this Agreement, the Merger and other transactions relating thereto, in an aggregate amount not to exceed $100,000 and (c) as otherwise explicitly contemplated in a budget mutually agreed by the Required Purchasers and Napo.  Napo shall use the proceeds of the Notes issued at any Subsequent Closing to repay existing indebtedness and for other purposes mutually agreed between Napo and the Required Purchasers. In addition, concurrently with the opening of the New Account, until the Merger, all then unused cash proceeds from the Notes issued at the Initial Closing shall be deposited into the New Account and remain therein (except to the extent applied in connection with the uses permitted under this Section 4.1).

4.2.       Conducting Business.  Napo shall (a) maintain its corporate existence and qualify and remain qualified to conduct its business as currently conducted and proposed to be conducted; (b) maintain all approvals necessary for the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents; and (c) operate its business with due diligence, efficiency and in conformity with sound business practices, provided that nothing in this Section 4.2 shall prohibit the consummation of the Merger in accordance with the Merger Agreement.

4.3.       Insurance.  Napo shall (a) keep its properties and business insured with financially sound and reputable insurers against loss or damage in such manner and to the same extent as shall be no less than that generally accepted as customary in regard to property and business of like character; (b) punctually pay any premium, commission and any other amount necessary for effectuating and maintaining in force each insurance policy required pursuant hereto; and (c) upon request of a Purchaser following the consummation of the Merger, cause such Purchaser to be a named additional insured (without recourse for premiums) and a loss payee of the Company’s insurances.

4.4.       Access to Information; Records.  Napo shall take all necessary action to permit the Purchasers’ representatives to have reasonable access to Napo’s books and Napo’s auditors during working hours and on working days upon reasonable advance notice and so long as conducted in a manner that does not interfere with Napo’s business. Napo shall maintain records, books, management information systems and financial control procedures which together are adequate to: (a) support the accounting practices and tax elections of the Purchasers; (b) record and monitor the use of proceeds of the Notes; and (c) accurately, adequately and fairly reflect the financial condition of Napo and the results of its operations in conformity with GAAP.

4.5.       Taxes.  Napo shall pay and discharge all Taxes, assessments and governmental charges upon it, its income and its properties and assets (including, without limitation, the Collateral) prior to the date on which penalties are attached thereto.

4.6.       Compliance with Laws.  Napo shall comply with the requirements of all applicable Laws and Orders, a breach of which would or would reasonably be expected to result in a Material Adverse Effect.  Napo shall obtain, make and keep in full force and effect all licenses, permits, contracts, consents, approvals and authorizations from and registrations with Governmental Authorities that may be required to conduct its business, to maintain compliance with all applicable Laws and regulations, and remit monies payable pursuant to the Notes.

4.7.       Material Events.  Napo shall promptly notify the Purchasers of the occurrence of (a) any breaches of the Transaction Documents or any Event of Default (as defined the Note); (b) any material litigation or proceedings that are instituted or, to the knowledge of Napo, threatened against Napo or any of its assets; (c) each and every event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default; and (d) any other change or development in the business or affairs of Napo if the effect thereof might have a Material Adverse Effect.

4.8.       Compliance with Transaction Documents.  Napo shall comply with the Merger Agreement and the Transaction Documents, respectively, as well as all other instruments,

documents and agreements contemplated or required by the provisions of any of the Merger Agreement and the Transaction Documents, respectively.

4.9.       Further Assurances.  Napo shall execute such other and further documents and instruments as the Purchasers may reasonably request to implement the provisions of the Transaction Documents.  In addition, Napo agrees to take all such actions as are necessary or desirable to cause the terms of this Agreement and the Notes (for the avoidance of doubt, as amended and restated by this Agreement) to apply in all respects to the Notes purchased in the Initial Closing.

4.10.    Liens.  Napo shall (a) not create, incur or permit to exist, (b) defend the Collateral against, and (c) take all such other action as is necessary to remove, in each case of (a) — (c) any Lien or claim on or to the Collateral (other Permitted Liens).

4.11.    Financial Statements.  Until the Merger, Napo shall provide to the Purchasers: (a) Napo’s annual audited financial statements as they are available and, in any event, within 90 days after the end of Napo’s fiscal year; and (b) Napo’s quarterly unaudited financial statements of the Company and its activities for the first three fiscal quarters as soon as they are available (and in any event within 45 days of the end of the applicable quarter); each of which shall include, where available, year to year and quarter to quarter comparisons and shall be prepared using GAAP consistently applied (subject, in the case of quarterly unaudited financials, to year-end adjustments and the absence of footnote disclosures) and will fairly and accurately present, in all material respects, Napo’s financial condition and operating results as of the applicable dates.

4.12.    Financial Status and Reports.  Napo shall provide to the Purchasers such statements, lists of property and accounts, budgets, forecasts, reports and financial information (including a listing of all outstanding indebtedness of Napo for borrowed monies) with respect to the business, operations and management of Napo and the employment of the assets owned or operated directly or indirectly by Napo as the Required Purchasers may from time to time reasonably request in writing.

Section 5.              Napo Negative Covenants.  Unless the Required Purchasers otherwise agree, Napo (on behalf of itself and its successors, including, without limitation, the Surviving Entity) hereby covenants to the following for so long as any principal or interest under any Note remains unpaid:

5.1.       No Affiliate Transactions.  Except for and in connection with the Merger, Napo shall not enter into any transaction except on an arm’s length basis, including any transaction (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any consulting, advisory or similar fees) with Jaguar and/or any officer, employee, board member or Affiliate of Napo, Merger Sub or Jaguar, or modify or amend the terms of any such agreements.

5.2.       Corporate Form and Transfers.  Except for and in connection with the Merger, and except for Excluded Stock, Napo shall not undertake or permit any (a) issuance of shares in Napo, (b) creation of any subsidiary of Napo, (c) conversion of Napo into another corporate or entity form, or (d) sale, transfer, lease or exchange or other action with respect to the disposal of, or disposition of rights to, any assets or business lines of Napo (other than the sale of inventory where the proceeds are applied in accordance with the Security Agreement and entering into licenses in the ordinary course of business), in a single transaction or series of transactions.  Except for and in connection with the Merger, Napo shall not liquidate or dissolve or enter into any consolidation, merger, spin-off, or reorganization, or acquire the assets or stock of any other business or company or enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or enter into any management contract or similar arrangement whereby its business or operations are managed by another Person other than Jaguar.  Notwithstanding anything to the contrary set forth herein, in the event the Merger has not been consummated and Napo has received shares of common stock of Jaguar as payment of the Break-Up Fee (as defined in the Merger Agreement), Napo may transfer such shares to the holders of the Riverside Debt in accordance with the terms thereof and in satisfaction of such Riverside Debt.

5.3.       Indebtedness.  Napo shall not (a) incur any indebtedness (other than pursuant to the Transaction Documents, unsecured intercompany indebtedness owing to Jaguar as of the date hereof plus additional unsecured intercompany indebtedness owing to Jaguar not to exceed $750,000, indebtedness listed on Schedule 3.9 and unsecured indebtedness in an aggregate original principal amount of $1,312,500 issued to Riverside convertible into up to 2,343,750 shares of common stock of Jaguar Animal Health, Inc. (the “Riverside Debt”); (b) enter into any agreement or arrangement to guarantee or, in any way or under any condition, to become obligated for all or any part of any financial or other obligation of another Person (other than indebtedness permitted by the foregoing clause (a) of this Section 5.3); (c) create, incur or suffer any Lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens; or (d) assign, sell, transfer or otherwise dispose of, or terminate, waive or amend any of the rights and obligations hereunder.

5.4.       Material Changes.  Napo shall not make any material changes to the scope or nature of its business activities as contemplated as of the date hereof or undertake any operations not permitted by the Transaction Documents.

5.5.       Violation of Laws.  Napo shall not (a) violate any Laws or Orders to which it is subject or (b) fail to obtain or maintain any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises or other governmental authorizations necessary to ownership of its property or the conduct of its respective business, in either case where such failure would or could reasonably be expected to have a Material Adverse Effect.

5.6.       Dividends.  Except for and in connection with the Merger and as required by applicable Law, Napo shall not declare or pay any dividends, or distribute or otherwise transfer to its shareholders or other equity stakeholders or subordinated lenders any assets and/or money in cash or kind (other than (i) the payment of interest to subordinated lenders in kind or as otherwise permitted by the subordination terms applicable to such indebtedness and (ii) the transfer of Jaguar Common Stock to the holders of the Riverside Debt in payment in full thereof) on any shares, including, without limitation, any payments under any agreements between Napo and its equity owners, whether in writing or otherwise.

5.7.       Merger Agreement.  Napo shall not permit any amendment or modification of the Merger Agreement, or issue any waiver of any term of the Merger Agreement, in each case, that would adversely impact the interests of the Purchasers, unless explicitly consented to by the Required Purchasers.  In addition, Napo shall not breach any representation, warranty or covenant (including, without limitation, the pre-closing covenants set forth therein) set forth in the Merger Agreement if such breach would reasonably be expected to have a Material Adverse Effect.

5.8.       Settlement Agreement.  Napo shall not permit any amendment or modification of the Settlement Agreement, or issue any waiver of any term of the Settlement Agreement, in each case, that would adversely impact the interests of the Purchasers, unless explicitly consented to by the Required Purchasers.  In addition, Napo shall not breach any representation, warranty or covenant set forth in the Settlement Agreement if such breach would reasonably be expected to have a Material Adverse Effect.

5.9.       Subsequent Purchasers. Napo will not offer to any Subsequent Purchaser the opportunity to purchase convertible debt securities of Napo on terms or benefits which are more favorable to such Subsequent Purchaser than the terms applicable to the Notes.

5.10.    New Bank Accounts.  Napo shall not open any additional bank, deposit or similar accounts (other than Excluded Accounts) unless such accounts are subject to a Deposit Account Control Agreement in the manner contemplated by Section 2.4(b).

Section 6.              Purchaser Representations, Warranties and Covenants.  Each Purchaser represents and warrants, severally, not jointly, to Napo as of the Initial Closing and each Subsequent Closing that:

6.1.       Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of Law to execute and deliver each Transaction Document and to carry out their provisions.  All action on such Purchaser’s part required for the lawful execution and delivery of each Transaction Document have been or will be effectively taken prior to the Initial Closing or Subsequent Closing, as applicable.

6.2.       Account. Such Purchaser is acquiring its Note(s) for investment for such Purchaser’s own account, and not with a view to, or for resale in connection with, any distribution thereof, and such Purchaser has no present intention of selling or distributing any of the Notes.  Such Purchaser understands that the Notes have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment as expressed herein.

6.3.       Access to Data.  Such Purchaser has had an opportunity to discuss Napo’s business, management and financial affairs with its management and to obtain any additional information which such Purchaser has deemed necessary or appropriate for deciding whether or not to purchase the Note(s), including an opportunity to receive, review and understand the information set forth in Napo’s financial statements, capitalization and other business information as such Purchaser deems prudent. Such Purchaser acknowledges that no other representations or warranties, oral or written, have been made by Napo or any agent thereof except as set forth in this Agreement.

6.4.       No Fairness Determination.  Such Purchaser is aware that no federal, state or other agency has made any finding or determination as to the fairness of the investment, nor made any recommendation or endorsement of the Notes.

6.5.       Knowledge and Experience.  Such Purchaser has such knowledge and experience in financial and business matters, including investments in other emerging growth companies that such individual or entity is capable of evaluating the merits and risks of the investment in the Notes and it is able to bear the economic risk of such investment. Such Purchaser is an “accredited investor” as that term is defined under Regulation D promulgated under the Securities Act.  Further, such Purchaser has such knowledge and experience in financial and business matters that such individual is capable of utilizing the information made available in connection with the offering of the Notes, of evaluating the merits and risks of an investment in the Notes and of making an informed investment decision with respect to the Notes.

6.6.       No Public Market.  Such Purchaser is aware that there is currently no public market for the Notes.  There is no guarantee that a public market will develop at any time in the future.  Such Purchaser understands that the Notes are all unregistered and may not presently be sold except in accordance with applicable securities Laws. Such Purchaser understands that the Notes cannot be readily sold or liquidated in case of an emergency or other financial need.  Such Purchaser has sufficient liquid assets available so that the purchase and holding of the Notes will not cause such Purchaser undue financial difficulties.

6.7.       Rule 144.  Such Purchaser acknowledges and agrees that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Such Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Napo and the resale occurring following the required holding period under Rule 144.

6.8.       Residence.  Such Purchaser’s principal place of business is in the state identified in the address set forth on the signature page.

6.9.       Restrictive Legends.   Each instrument evidencing the Notes which such Purchaser may purchase hereunder and any other securities issued upon any conversion thereof (unless registered or no longer required in the opinion of the counsel for Napo) may be imprinted with legends substantially in the following form:

THE SECURITIES OF THE COMPANY OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE ACT, AND THE SECURITIES OFFERED

HEREBY HAVE NOT BEEN QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN THE STATES WHERE THIS OFFERING IS MADE.  THEREFORE, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR QUALIFICATION UNDER SUCH STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.  THESE SECURITIES MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS STATES WHERE THEY ARE BEING SOLD.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE PURCHASE AGREEMENT (AS DEFINED HEREIN) BY AND BETWEEN THE ORIGINAL HOLDER HEREOF AND THE COMPANY WHICH MAY BE OBTAINED UPON REQUEST.

Notwithstanding anything to the contrary set forth herein, subject to compliance with applicable securities Laws, a Purchaser shall be permitted to transfer its Note and its rights and obligations hereunder, thereunder and under any other Transaction Document to any Affiliate but not to any other third party without the prior written consent of Napo (which consent shall not be unreasonably withheld or delayed).

6.10.    Bad Actor Disqualification.  Neither such Purchaser, nor  any person or entity with whom such Purchaser shares beneficial ownership of the Notes, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act, attached hereto as Annex I.

Section 7.              Miscellaneous.

7.1.       Assignment.  The terms and conditions of the Transaction Documents shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties.  The Company may not assign any of its rights or obligations hereunder or under any Transaction Document without the prior written consent of the Required Purchasers.  Each Purchaser (or its transferees and/or assigns) may assign any rights and/or delegate any obligations hereunder or under any Transaction Document to an Affiliate (including, without limitation, in connection with a merger, consolidation, reorganization or similar transaction) but not to any other third party without the prior written consent of Napo (which consent shall not be unreasonably withheld or delayed), provided that any such assignee agrees in writing to be subject to the terms of the NDA.

7.2.       Notices. Any and all notices or other communications or consents required or permitted to be delivered hereunder shall be deemed properly delivered if (a) delivered personally, upon receipt thereof, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, on the fifth business day following deposit with the mail carrier, (c) sent by nationally recognized next-day or overnight mail or delivery service, on the next business day following deposit with such carrier,  (d) sent by telecopy or telegram, upon receipt thereof, or (e) by email at the address set forth below, to the parties as set forth below:

If to the Purchasers, to the addresses set forth on the signature pages to this Agreement.

If to Napo:

Napo Pharmaceuticals, Inc.

201 Mission Street

Suite 2375

San Francisco, CA 94105

Attention: Chief Executive Officer

Telephone: 415-371-8302

Telecopier: 415-371-8311

with a copy to:

Reed Smith LLP.

101 Second Street, Suite 1800

San Francisco, CA  94105

Attention: Donald Reinke, Esq.

Telecopier: (415) 391-8269

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

7.3.       Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.

7.4.       Entire Agreement. This Agreement, the NDA and the Transaction Documents embody the entire agreement and understanding between Napo and the Purchasers and the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between Napo and the Purchasers relating to the subject matter hereof and thereof. No extensions, changes, modifications or amendments whatsoever shall be made or claimed by any party hereto, and no notices of any extension, change, modification or amendment made or claimed by a party hereto shall have any force and effect whatsoever unless the same shall be endorsed in writing and fully signed by Napo and the Required Purchasers.

7.5.       No Implied Waivers; Cumulative Remedies; Amendments; Writing Required. No delay or failure of the Purchasers in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of the Purchasers are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Purchasers of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by the Required Purchasers, Napo and, prior to the consummation of the Merger, Nantucket and shall be effective only to the extent in such writing specifically set forth.  Prior to the Subsequent Closing, this Agreement and any provision herein may only be amended either in the manner contemplated in Section 2.3 in connection with a Subsequent Closing or with the written consent of Napo, Nantucket and the Required Purchasers.  Prior to the Merger, neither the Notes nor any provision therein may be amended without the written consent of Napo, Nantucket and the Required Purchasers. Notwithstanding the foregoing, no such amendment, change, addition, omission or waiver shall be effective to change the principal amount of a Note without the consent of such Purchaser.

7.6.       Jurisdiction.

(a)           EXCLUSIVE JURISDICTION. THE PURCHASERS AND NAPO AGREE THAT ALL ACTIONS TO ENFORCE THIS AGREEMENT AND ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY A COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE, AND NAPO AND THE PURCHASERS HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF SUCH COURT.

(b)           WAIVERS OF NAPO AND THE PURCHASERS. NAPO AND THE PURCHASERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO NAPO AT THEIR ADDRESS SET FORTH IN SECTION 7.2 OF THIS AGREEMENT, AND TO THE PURCHASERS AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 7.2 OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. NAPO AND THE PURCHASERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN NEW CASTLE COUNTY, DELAWARE IN CONNECTION WITH (A) ANY CLAIM OR CAUSE OF ACTION TO ENFORCE THIS AGREEMENT OR, (B) BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. NAPO, AGENT AND THE PURCHASERS AGREE THAT NEW CASTLE COUNTY, DELAWARE IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE BETWEEN NAPO AND THE PURCHASERS. NAPO AND THE PURCHASERS EACH REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  NOTHING IN THIS SECTION 7.6 SHALL

AFFECT THE RIGHT OF NAPO OR THE PURCHASERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

7.7.       Herein, etc. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion of a document.

7.8.       Specific Performance.  Napo and the Purchasers agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that the Purchasers shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.10.    Survival.  Each representation and warranty contained in the Transaction Documents shall survive indefinitely.

7.11.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

7.12.    Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.13.    Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or pdf, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart.

7.14.    Costs and Expenses.  Napo will reimburse Kingdon Capital Management L.L.C. (or its designee(s)), on behalf of the lead Purchasers, all reasonable and documented out of pocket costs and expenses of the Purchasers incurred in connection with the Initial Closing and the Subsequent Closing, which reimbursement shall be made in the form of  Napo common stock (which will be exchanged in the Merger for shares of common stock of Jaguar in the same manner as all other shares of Napo common stock).

7.15.    Registration Rights. The Merger Agreement provides or Jaguar has otherwise agreed that, not later than 30 days following the consummation of the Merger, Jaguar shall file a registration statement with the U.S. Securities and Exchange Commission with respect to the Conversion Stock (as defined in the Note) together with any shares of Jaguar’s common stock issued in connection with interest payments under the Note, and Jaguar shall use its best efforts to cause such registration statement to be declared effective no later than 120 days after the consummation of the Merger; once effective, Jaguar shall maintain the effectiveness of such registration statement until the date that is the earlier to occur of (i) twelve months following the last date on which shares of Jaguar’s common stock are issuable under the Notes (for the avoidance of doubt, other than pursuant to the Merger Agreement) and (y) a Change of Control (as defined in the Notes), subject to customary delays and suspensions.

7.16.    Amendment to Existing Notes.  The Purchasers and Napo hereby Agree that (a) Section 2(a)(ii) of each outstanding Note is hereby amended by replacing the reference to “June 30, 2017” therein with a reference to “July 31, 2017” and (b) the Conversion Price is deemed to be $0.925.

7.17.    No Limitation.  The rights of the Purchasers to any remedy under this Agreement or the Transaction Documents shall not be impacted or limited by: (i) any knowledge that any of the Purchasers or Purchasers’ counsel may have acquired, or could have acquired, whenever acquired, whether before or after the Initial Closing and Subsequent Closings, nor (ii) by any investigation or diligence made buy the Purchasers or Purchasers’ counsel.   The Company hereby acknowledges that, regardless of any investigation made in any manner by or on behalf of the Purchasers, and regardless of the results of any such investigation, the Purchasers have entered into this transaction in express reliance upon the representations and warranties of the Company made in this Agreement and the Transaction Documents.

7.18.    Termination.  The Required Purchasers shall have the right to unilaterally terminate their commitments under this Agreement and the transactions contemplated hereby (without prejudice to any rights of the Purchasers hereunder) in the event that the Merger Agreement is terminated in accordance with its terms and/or the Merger has not occurred by July 31, 2017.

7.19.    Representation of Counsel.  Each party to this Agreement acknowledges and warrants that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the negotiation and execution of this Agreement, specifically Seward & Kissel LLP has represented the Kingdon Purchasers and Agent and Boies, Schillar & Flexner LLP has represented Napo.  Each party has read or had read to it all of this Agreement and had it explained to it by its attorney and fully understands all the terms used and their significance

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Note Purchase Agreement as of the Effective Date.

NAPO:

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Chief Executive Officer

NANTUCKET:

Acknowledged, agreed and consented to as of the date first set forth above:

NANTUCKET INVESTMENTS LIMITED

By:	/s/ Mark Woodhall
Name:	Mark Woodhall
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Note Purchase Agreement as of the Effective Date.

PURCHASERS:

KINGDON ASSOCIATES		KINGDON OFFSHORE MASTER FUND, L.P.

By: Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser		By: Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser

By:	/s/ William Walsh	By:	/s/ William Walsh
Name:	William Walsh	Name:	William Walsh
Title:	CFO	Title:	CFO

Address:		Address:

c/o Kingdon Capital Management		c/o Kingdon Capital Management
152 West 57th Street, 50th floor		152 West 57th Street, 50th floor
New York, NY 10019		New York, NY 10019
Attn: Richard Weinstein		Attn: Richard Weinstein
rweinstein@kingdon.com		rweinstein@kingdon.com

KINGDON FAMILY PARTNERSHIP, L.P.		KINGDON CREDIT MASTER FUND L.P.

By: Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser		By: Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser

By:	/s/ William Walsh	By:	/s/ William Walsh
Name:	William Walsh	Name:	William Walsh
Title:	CFO	Title:	CFO

Address:		Address:

c/o Kingdon Capital Management		c/o Kingdon Capital Management
152 West 57th Street, 50th floor		152 West 57th Street, 50th floor
New York, NY 10019		New York, NY 10019
Attn: Richard Weinstein		Attn: Richard Weinstein
rweinstein@kingdon.com		rweinstein@kingdon.com

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

THE SECURITIES OF THE COMPANY OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE ACT, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN THE STATES WHERE THIS OFFERING IS MADE.  THEREFORE, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR QUALIFICATION UNDER SUCH STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.  THESE SECURITIES MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS STATES WHERE THEY ARE BEING SOLD.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE PURCHASE AGREEMENT (AS DEFINED HEREIN) BY AND BETWEEN THE ORIGINAL HOLDER HEREOF AND THE COMPANY WHICH MAY BE OBTAINED UPON REQUEST.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. PURSUANT TO TREASURY REGULATION SECTION 1.1275-3, A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: 201 MISSION STREET, SUITE 2375, SAN FRANCISCO, CA 94105, ATTENTION: CHIEF EXECUTIVE OFFICER.

CONVERTIBLE PROMISSORY NOTE

$[ ]	[ , 20 ]

Napo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [               ] (the “Holder”), the principal sum of [             ] Dollars ($[            ]) with interest as provided below.  This Convertible Promissory Note (this “Note”) is being issued as of [                  , 20  ] (the “Effective Date”) pursuant to that certain Amended and Restated Note Purchase Agreement, dated March    , 2017, by and among the Company and the parties identified therein (as amended, the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement.

1.                                      Payment

(a)                                 Payments to Holder. The Company shall make payments hereunder to the Holder, at the address provided to the Company by the Holder in writing, in lawful money of the United States of America.

(b)                                 Interest. The Company promises to pay interest on the unpaid principal amount hereof from the Effective Date until paid in full at a rate per annum equal to ten percent (10%).  Accrued and unpaid interest hereunder shall be paid on the last business day of each six month anniversary date after the Effective Date (i) prior to the Merger Effective Date, at the Company’s election, either (x) in cash or (y) in kind by adding such accrued and unpaid interest to the outstanding principal amount of this Note, and (ii) following the Merger Effective Date, at the Company’s election, either (x) in cash or (y) in shares of Jaguar Common Stock as determined in the following sentence, provided that if Jaguar Common Stock is neither listed on Nasdaq or the Bulletin Board as of the date due for any applicable interest payment, the Company shall be required to pay such interest due in cash.  The number of shares of Jaguar Common Stock issued to the Holder pursuant to this Section 1(b) shall be determined by dividing the amount of interest then due to such Holder by the Jaguar Average Closing Price with such interest payment due date as the Valuation Date (rounded down to the nearest whole share).  The payment of cash or the issuance of shares of Jaguar Common Stock to the Holder shall in all cases be made on the due date for such interest payment.  All computations of interest shall be made on the basis of a 365 or 366 day year, as applicable, for the actual number of days elapsed in the relevant period.  In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable Law.

(c)                                  Prepayment.  Prior to December 30, 2019, except in connection with a Change of Control, the Company may not at any time prepay the principal or any accrued and unpaid interest of this Note in whole or in part, without the prior written consent of the Required Purchasers; provided, however, that in connection with any prepayment permitted hereunder, the Company shall give reasonable advance notice of such prepayment to the Purchaser and further shall give the Purchaser the right to receive such prepayment in the form of Conversion Stock and based upon the Conversion Price.  Unless otherwise set forth herein, all permitted prepayments of this Note will be applied first to unpaid interest and then to principal.  For purposes of this Note, a “Change of Control” means: (i) the merger, consolidation or other business combination of Jaguar with any entity in which the stockholders of Jaguar immediately prior to such transaction in the aggregate cease to own at least fifty percent (50%) of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof), (ii) the sale, transfer, lease, assignment or other disposal of all or substantially all of the assets of Jaguar or (iii) any transaction or series of transactions in which more than fifty percent (50%) of the voting power of Jaguar’s voting securities is transferred to any person or group other than pursuant to a transaction or series of transaction primarily for capital raising purposes.

(d)                                 Maturity Date.  The maturity date for this Note shall be the first date after December 30, 2019 on which the Majority Purchasers have provided written notice to the Company requesting payment in full of the outstanding principal and interest of this Note (such date, the “Maturity Date”).  Unless earlier repaid or converted in accordance with the terms hereof, the outstanding principal amount and all accrued and unpaid interest under this Note shall be paid in full on the Maturity Date.

2.                                      Default and Remedies

(a)                                 The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(i)                                     The Company fails to repay the principal or interest on this Note within five (5) business days following the due date thereof.

(ii)                                  The Merger Effective Date has not occurred on or prior to July 31, 2017.

(iii)                               The Company makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver of or for the major part of its properties.

(iv)                              A trustee or receiver is appointed for the Company or for a material part of its properties and the order of such appointment is not discharged, vacated or stayed within ninety (90) days after such appointment.

(v)                                 Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar Laws or Laws for the relief of debtors, are instituted by or against the Company and, if so instituted, are consented to by the Company, or, if contested, are not dismissed by the adverse parties or by an Order within ninety (90) days after such institution.

(vi)                              Any of the representations and warranties made by Napo set forth in the Purchase Agreement were not true when made.

(vii)                           Any of the representations and warranties made by Jaguar set forth in any Transaction Document to which it is a party were not true when made.

(viii)                        Napo defaults in the observance or performance of any covenant, condition, obligation or agreement contained in the Transaction Documents, and to the extent that such default is curable, such default continues for a period of fifteen (15) consecutive days.

(ix)                              Jaguar defaults in the observance or performance of any covenant, condition, obligation or agreement contained in the Merger Agreement or any Transaction Document to which it is a party, and to the extent that such default is curable, such default continues for a period of fifteen (15) consecutive days.

(x)                                 Jaguar Common Stock ceases to trade on either Nasdaq or the Bulletin Board.

(xi)                              The occurrence of a default under the Nantucket Loan Documents (as defined in the Intercreditor Agreement) or the Subordinated Loan Documents (as defined in the Intercreditor Agreement) other than any default as to which the Forbearance (as defined in the Intercreditor Agreement) applies.

(xii)                           The termination or expiration of the Forbearance Period (as defined in the Intercreditor Agreement).

(b)                                 If any Event of Default occurs under Sections 2(a)(i), 2(a)(ii), or 2(a)(vi) — (xii), the Required Purchasers may declare the entire outstanding principal amount of the Notes and all accrued but unpaid interest thereon and all other payments payable on the Notes to be forthwith due and payable in cash immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, to the fullest extent permitted by applicable Law. If an Event of Default specified in Sections 2(a)(iii), 2(a)(iv) or 2(a)(v) occurs and is continuing, then the outstanding principal balance, accrued interest thereon and all other payments payable hereunder shall become and be immediately due and payable in cash without any declaration or other act on the part of the Holder or the Required Purchaser. The Required Purchasers by notice to the Company may rescind an acceleration and its consequences. No such rescission shall affect any subsequent default or impair any right thereto. Notwithstanding anything to the contrary set forth herein, other than in connection with a breach of the Security Agreement or Section 4.1 of the Purchase Agreement, in no event will any right or remedy conferred to the Holder under this Section 2(b) be exercised prior to the earlier of (i) July 1, 2017, (ii) the consummation of the Merger, or (iii) the delivery of the written notice by the Collateral Agent (as defined in the Intercreditor Agreement) to Kingdon set forth in Section 1.10 of the Intercreditor Agreement.

(c)                                  No right, power or remedy conferred hereby or now or hereafter available at law, in equity, by statute or otherwise shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, but all rights, powers and remedies of the Holder shall be cumulative and not alternative.

3.                                      Conversion.

(a)                                 Optional Conversion.  Subject to the consummation of the Merger, the Holder shall have the option, exercisable (i) from the date of this Note until the day immediately preceding the one year anniversary of this Note, to convert all, but not less than all, of one-third of the outstanding principal and interest of this Note into Jaguar Common Stock (the “Conversion Stock”), (ii) from the one year anniversary of this Note until the day immediately preceding the two year anniversary of this Note, to convert all, but not less than all, of one-third of the outstanding principal and interest of this Note into Conversion Stock or, if the Holder did not exercise its conversion right pursuant to clause (i) of this Section 3, two-thirds of the outstanding principal and interest of this Note into Conversion Stock and (iii) from the two year anniversary of this Note and thereafter, to convert all, but not less than all, of the outstanding principal and interest of this Note into Conversion Stock, in each case, by providing written notice to the Company thereof, at a price equal to the applicable Conversion Price (defined below), subject to customary adjustments in connection with stock splits, combinations and reclassifications of the Jaguar Common Stock on or following the Initial Closing.  Within five (5) business days following receipt of notice of such exercise, Jaguar will issue to the Holder the Conversion Stock and, if necessary, a new Note with all necessary adjustments, including the principal amount.  This Section 3 shall be null and void if the Merger Effective Date has not then occurred.  The “Conversion Price” means $0.925.

(b)                                 Tax Information Statements. Napo shall use commercially reasonable efforts to provide the Holder of this Note with information as may be necessary for the Holder to satisfy U.S. federal income tax obligations, including without limitation I.R.S. Form 1099-OID.

4.                                      Security Agreement and Intercreditor Agreement

The obligations of the Company under this Note are secured pursuant to the terms of the Security Agreement and Intercreditor Agreement.

5.                                      Amendment Provisions

This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company, the Required Purchasers and, prior to the consummation of the Merger, Nantucket, and then only to the extent set forth therein.

6.                                      Severability

If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and the Holder.

7.                                      Successors and Assigns

This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder thereof and their respective permitted successors and assigns.  The Company may not assign any of its rights or obligations hereunder or under any Transaction Document without the prior written consent of the Required Purchasers.  Holder (or its transferees and/or assigns) may assign any rights and/or delegate any obligations hereunder or under any Transaction Document to an Affiliate but not to any other third party without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that any such assignee agrees in writing to be subject to the terms of the NDA.

8.                                      No Notice

Except as expressly forth herein, the Company hereby waives notice of default, presentment or demand for prepayment, protest or notice of nonpayment of dishonor and all other notices or demands relative to this instrument.

9.                                      No Waiver

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Note or to exercise any right or privilege conferred hereby, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Note shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.                               Time of the Essence

Time is of the essence with respect to all obligations hereunder.

11.                               No Usury

If any provision of this Note would require the Company to pay interest hereunder at a rate exceeding the maximum rate permitted by applicable Law, the Company shall instead pay interest on the outstanding principal balance of this Note at the maximum rate permitted by applicable Law.

12.                               Business Days; Holidays

If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Illinois, the due date thereof shall be extended to the next succeeding business day.

13.                               Governing Law

This Note shall be governed and controlled by the internal Laws of the State of Delaware as to interpretation, enforcement, validity, construction and effect and in all other respects, including, without limitation, the legality of the interest rate and other charges.

14.                               Notices

All notices required or permitted to be given hereunder shall be in writing and may be delivered in accordance with Section 7.2 of the Purchase Agreement.

15.                               Expenses of Enforcement.

The Company shall pay on demand all expenses of the Holder (including reasonable attorney’s fees) incurred in connection with the Holder’s enforcement of its rights and remedies arising under the Transaction Documents.

*****

IN WITNESS WHEREOF, the Company has duly caused this Convertible Promissory Note to be signed in its name and on its behalf by its duly authorized officer as of the Effective Date first written above.

NAPO PHARMACEUTICALS, INC.

By:
Name:
Its:

EXHIBIT B

ALLOCATION OF NOTES IN INITIAL CLOSING

Purchaser	Notes	Aggregate Purchase Price
Kingdon Associates	$1,112,500	$890,000
Kingdon Family Partnership, L.P.	$225,000	$180,000
M. Kingdon Offshore Master Fund, L.P.	$1,162,500	$930,000
TOTAL	$2,500,000	$2,000,000

ALLOCATION OF NOTES TO KINGDON PURCHASERS IN SUBSEQUENT CLOSING

Purchaser	Notes	Aggregate Purchase Price	Kingdon Pro Rata Portion
Kingdon Associates	$2,800,000	$2,240,000	37.33%
Kingdon Family Partnership, L.P.	$600,000	$480,000	8.00%
M. Kingdon Offshore Master Fund, L.P.	$3,100,000	$2,480,000	41.34%
Kingdon Credit Master Fund L.P.	$1,000,000	$800,000	13.33%
TOTAL	$7,500,000	$6,000,000	100%

ANNEX I

BAD ACTOR

Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended

(i) Has been convicted, within ten years before such sale (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

(A) In connection with the purchase or sale of any security;

(B) Involving the making of any false filing with the SEC; or

(C) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(ii) Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before such sale, that, at the time of such sale, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

(A) In connection with the purchase or sale of any security;

(B) Involving the making of any false filing with the SEC; or

(C) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(iii) Is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

(A) At the time of such sale, bars the person from:

(1) Association with an entity regulated by such commission, authority, agency, or officer;

(2) Engaging in the business of securities, insurance or banking; or

(3) Engaging in savings association or credit union activities; or

(B) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such sale;

(iv) Is subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (15 U.S.C. 78o(b) or 78o-4(c)) or section 203(e) or (f) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3(e) or (f)) that, at the time of such sale:

(A) Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;

(B) Places limitations on the activities, functions or operations of such person; or

(C)Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(v) Is subject to any order of the SEC entered within five years before such sale that, at the time of such sale, orders the person to cease and desist from committing or causing a violation or future violation of:

(A) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933 (15 U.S.C. 77q(a)(1)), section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. 78j(b)) and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 (15 U.S.C. 78o(c)(1)) and section 206(1) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-6(1)), or any other rule or regulation thereunder; or

(B) Section 5 of the Securities Act of 1933 (15 U.S.C. 77e).

(vi) Is suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(vii) Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within five years before such sale, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such sale, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(viii) Is subject to a United States Postal Service false representation order entered within five years before such sale, or is, at the time of such sale, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.